TO BUSINESS, LIFESTYLE AND ENTERTAINMENT EDITORS:

Pop Starz Inc., South Florida's Leading Hip Hop Company, Expands In Orlando President Michelle Tucker Announces Sale Of First License

     BOCA RATON, Fla. -- After only one year in operation, Pop Starz Inc., South Florida's premier hip-hop dance training center and production company, has sold its first license agreement for the Orlando area to Shari Levitats. Future plans to expand to Tampa, New York and Los Angeles are presently being negotiated. Pop Starz, has a contractual agreement with Bally Total Fitness Corporation to hold Pop Starz Hip Hop classes at their facilities and will be launching its first locations outside of South Florida in all five Bally Total Fitness clubs in Orlando and the surrounding areas.

     Michelle Tucker of Boca Raton, founder and president of Pop Starz, Inc., stated: "This is very exciting, not only for Pop Starz, but for hip hop dancers in the Orlando area. Pop Starz offers hip hop dancers who are trying to get into the industry an avenue to showcase their talents. Hip Hop dancing is so popular now that more and more you see it featured in commercials, TV shows, films and music videos. Pop Starz is not just another dance studio offering hip hop, we offer top training and groom dancers for the industry."

     Pop Starz in Orlando will offer all ages an opportunity to perform at local festivals and events if chosen for their Performance Troupe. Regular classes from beginners to performance level, ages 5 to adults will also be offered.

     The Pop Starz elite Production Company is located in South Florida, under the direction of Artistic Director Tawanna Hall-Charlton, who choreographed the nationally televised Hip Hop Source Awards. Candidates for the Production Company are judged and chosen by MTV's award winning choreographer and star of Showtime's Soul Food, Darrin Henson. Darrin, who has taught Britney, JLo, Christina and *NSYNC their moves, just to name a few, comes to South Florida every September to conduct a workshop and hold auditions for the prestigious Pop Starz Production Company. Among many charity and black tie affairs, the dancers have appeared in numerous celebrity events such as the Ricky Williams (All Star Miami Dolphin player) Celebrity Golf Tournament, have opened for ICONZ, Brian McKnight, and Simple Plan, and have also performed at a Miami Heat Half-Time show.

     On July 20 Pop Starz will be performing for *NSYNC's star-studded Challenge For The Children's event to take place at the Office Depot Center in Ft. Lauderdale. On July 23, Pop Starz will be performing with Solange Knowles (Beyonce's sister), Willa Ford (I Wanna Be Bad) and the ever famous, Baha Men. Pop Starz has also been invited to open for B2K's World Tour Scream III in Miami August 23 at the American Airlines Arena.

     Pop Starz has made national headlines in People Magazine, and Us, and has been featured on national TV shows such as Extra, Inside Edition, and by Telemundo for their cutting edge hip hop dance talent.

     Pop Starz Inc.'s, corporate offices are located at 2500 North Military Trail, Suite 225 in Boca Raton, FL. For more information contact Pop Starz at
(561) 997-1188 or visit the website at www.popstarzinc.com.

SOURCE  Pop Starz
07/09/2003
/CONTACT:  Cindy Torrin, Pop Starz, +1-561 997-1188/